Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 31, 2008 relating to the consolidated financial statements of FutureFuel Corp., which appears in FutureFuel Corp.’s Annual Report on Form 10-K for the year ended December 31, 2007.

/s/ RubinBrown LLP

Saint Louis, Missouri

April 28, 2008